EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2019 Second Quarter Results

•	Second quarter 2019 revenue increased to $12.4 million with gross margin of 32%, net income of $0.8 million and $0.05 earnings per share

•	Mailback business increased 20% for the quarter reflecting strong flu business

•	Route-based business increased 14%

•	MedSafe collection receptacles installed base of about 3,000 units versus 1,600 a year ago and 800 the year prior; Surpassed the 24,500 mark for returned MedSafe liners

•	Retail market billings increased 61% driven by strong flu-related business

•	Professional market billings increased 14%

•	Pharma Manufacturer billings lower due to timing of inventory builds

HOUSTON, Texas, January 23, 2019 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the second quarter and first six months of fiscal year 2019, which ended December 31, 2018.
Revenue in the second quarter of fiscal 2019 increased 11% to $12.4 million, as compared to revenue of $11.1 million in the same prior year quarter, driven primarily by a $1.5 million increase in flu shot-related orders, partially offset by lower billings to Pharma Manufacturers due to the timing of inventory builds. The Company reported operating income of $0.8 million in the second quarter of fiscal 2019, a significant improvement compared to operating income of $0.1 million in the second quarter of 2018. Sharps recorded net income of $0.8 million or $0.05 per basic and diluted share in the second quarter of fiscal 2019, as compared to net income of $0.2 million or $0.01 per basic and diluted share in the second quarter of fiscal 2018.
David P. Tusa, President and Chief Executive Officer of Sharps, stated, “Our strong second quarter results reflect our success promoting the value of our three primary solution offerings: traditional medical waste mailbacks, route-based medical waste pick-up services and unused medication management solutions. During the second quarter we achieved growth across all of these solutions, further strengthening our leadership position as a comprehensive solutions provider to the healthcare-related and retail markets. Additionally, our new single-use device recycling system solution contributed $200,000 of revenue in the second quarter and is reflected in our billing by solution as Mailbacks.
“In order to minimize the impact of seasonal or unpredictable revenue, we expanded our offerings over the past few years to include the route-based pick-up as well as the unused medication line of solutions. Our route-based pick-up offering now operates in 24 states, reaching approximately 55% of the population. Furthermore, demand for our unused medication solutions including the MedSafe and TakeAway Medication Recovery System Envelopes, continues to intensify as communities, retailers and healthcare providers work to address the growing epidemic of prescription drug abuse and accidental poisonings occurring across the U.S. Specifically related to MedSafe, we have installed about 3,000 MedSafe collection units to date and processed over 24,500 MedSafe liners. This compares to 1,600 collection receptacles a year ago and 800 units two years ago. Through our leadership position, we are committed to increasing the role our solutions play in assisting the effort to fight the national opioid crisis by making the proper disposal of controlled substances available, convenient and cost-effective.”
Second Quarter Review
Professional market billings increased 14% to $3.8 million in the second quarter of fiscal 2019 compared to $3.4 million in the prior year period. This increase represents organic growth related to the Company’s focus on securing customers from the small to medium quantity generator sector made up of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals, who typically use a combination of cost-effective and easy to use Sharps Recovery System™ and the Company’s route-based pick-up services. The inside and online sales channel, which primarily targets the Professional and Government markets, achieved a 20% increase in billings to $1.9 million in the second quarter of fiscal 2019 as compared to $1.6 million in the same prior year period.
Retail market billings increased by 61% to $4.2 million compared with $2.6 million in the prior year period. The increase is primarily related to flu shot related orders which increased by about $1.5 million, from $1.7 million in the prior year to $3.2 million in the current year.
Pharmaceutical Manufacturer billings decreased 43% to $0.8 million in the second quarter of fiscal 2019 compared to $1.5 million in the second quarter of fiscal 2018. The decrease is related to the timing of inventory builds.
Government billings increased 32% to $0.5 million in the second quarter of fiscal 2019. Government market billings included $0.2 million of orders under the VA’s Blanket Purchase Agreement, up slightly compared with orders in the second quarter of fiscal 2018. MedSafe related orders to the government market were $0.2 million for the second quarter of fiscal 2019, consistent with billings in the second quarter of fiscal 2018.
Additional Operating Results
Gross margin increased to 32.2% for the second quarter of fiscal 2019, compared to gross margin of 28.2% in the same prior year quarter. SG&A increased to $3.0 million but declined slightly as a percentage of revenue to 24%, for the second quarter of fiscal 2019 as compared to SG&A of $2.8 million, or 25% of revenue, in the same prior year quarter related to the Company’s continued investment in sales and marketing.
Sharps recorded significantly improved EBITDA of $1.2 million in the second quarter of fiscal 2019, as compared to EBITDA of $0.5 million in the second quarter of fiscal 2018. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).

First Six Months Results
Sharps recorded revenue of $22.7 million in the first six months of 2019, an increase of 9% compared to revenue of $20.8 million in the first six months of 2018. Customer billings increased 9% to $22.8 million in the first six months of fiscal 2019. Professional billings increased 16% to $7.5 million in the first six months of fiscal 2019 as compared to $6.5 million in the prior year period. In the first six months of fiscal 2019, Retail billings increased 61% to $6.4 million as compared to $4.0 million in the first six months of fiscal 2018. Pharmaceutical Manufacturer billings decreased 45% to $1.7 million in the first six months of 2019 as compared to $3.0 million in the first six months of fiscal 2018. Home Health Care billings were essentially flat at $4.1 million in the first six months of fiscal 2019 and 2018.  Assisted Living billings increased slightly to $1.3 million in the first six months of fiscal 2019. Government billings increased 18% to $1.1 million in the first six months of fiscal 2019 as compared to $1.0 million in the prior year period.
Gross margin for the first six months of fiscal 2019 increased to 32.4% as compared to 29.6% in the first six months of fiscal 2018. SG&A expense increased 8% to $6.0 million in the first six months of fiscal 2019 as compared to $5.5 million in the first six months of 2018 related to the Company’s continued investments in sales and marketing efforts. The Company recorded operating income of $1.0 million in the first six months of fiscal 2019 as compared to operating income of $0.2 million in the first six months of fiscal 2018.
Net income for the first six months of fiscal 2019 was $0.8 million or $0.05 per basic and diluted share, compared to net income of $0.2 million or $0.01 per basic and diluted share in the first six months of fiscal 2018.
Sharps recorded significantly improved EBITDA of $1.8 million in the first six months of fiscal 2019, as compared to EBITDA of $1.0 million in the first six months of fiscal 2018. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).
Financial Flexibility and a Strong Balance Sheet
Cash was $6.4 million at December 31, 2018 compared with $5.2 million at June 30, 2018. The Company had working capital of $11.8 million at December 31, 2018 compared to $10.3 million at June 30, 2018.
Looking Forward
Mr. Tusa concluded, “We are excited to start this fiscal year with two solid quarters of growth and continued strategic positioning of the Company as a comprehensive solutions provider to healthcare-related facilities as well as to the retail market. We continue to differentiate our offering by providing high-quality and responsive customer service, web-based regulatory tools, customized reporting and reasonable contract terms. We believe we are evolving as the U.S. market leader for ultimate user unused medications management solutions through our two offerings, the MedSafe and TakeAway Medication Recovery System Envelopes. Likewise, we believe our TakeAway Recycle System for the proper recycling of single use devices represents a significant opportunity and we’re focused on continuing the momentum we’re seeing from this new offering. As Sharps moves through the balance of 2019, we believe we are well positioned to increase our leadership position and we look forward to leveraging opportunities to add new customers and drive revenue growth and increased profitability.”
Second Quarter Fiscal Year 2019 Webcast and Conference Call
The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.
The Sharps conference call can be accessed by domestic callers by dialing (888) 428-7458. International callers may access the call by dialing (862) 298-0702. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through February 23, 2019. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 41768. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a twenty-four (24) state region of the South, Southeast and Northeast portions of the United States.
More information on the Company and its products can be found on its website at: www.sharpsinc.com
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.
Non-GAAP Measures
This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com
FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Six-Months Ended
	December 31,			December 31,
	2018	2017	% Change	2018	2017	% Change

Revenue	$12,394	$11,119	11.5%	$22,687	$20,802	9.1%

Cost of revenue	8,403	7,988	5.2%	15,344	14,643	4.8%
Gross profit	3,991	3,131	27.5%	7,343	6,159	19.2%
Gross margin	32.2%	28.2%		32.4%	29.6%
SG&A expense	2,959	2,821	4.9%	5,985	5,546	7.9%
Depreciation and amortization	205	203		406	405

Operating Income	827	107		952	208
Operating margin	6.7%	1.0%		4.2%	1.0%

Interest income	8	5		13	10
Interest expense	(23)	(23)		(46)	(47)
Total other expense	(15)	(18)		(33)	(37)

Income before income tax expense (benefit)	812	89		919	171
Income tax expense (benefit)	33	(67)		70	(60)
Net Income	$779	$156		$849	$231

Net Income Per Share
Basic and diluted	$0.05	$0.01		$0.05	$0.01

Weighted Average Shares Outstanding
Basic	16,100	16,047		16,091	16,028
Diluted	16,106	16,068		16,098	16,081

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31,	June 30,
	2018	2018

ASSETS:
Current assets:
Cash	$6,414	$5,155
Accounts receivable, net	7,294	6,370
Inventory	4,421	3,986
Contract asset	250	—
Prepaid and other current assets	717	739
Total current assets	19,096	16,250
Property, plant and equipment, net	6,185	6,572
Long-term contract asset, net of current portion	37	—
Other assets	144	149
Goodwill	6,735	6,735
Intangible assets, net	3,423	3,525
Total assets	$35,620	$33,231

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,554	$1,500
Accrued liabilities	2,052	2,061
Current maturities of long-term debt	517	537
Contract liability	2,132	1,894
Total current liabilities	7,255	5,992
Long-term contract liability, net of current portion	337	470
Other long-term liabilities	98	130
Deferred tax liability	171	—
Long-term debt, net of current portion	1,207	1,465
Total liabilities	9,068	8,057
Stockholders’ equity	26,552	25,174
Total liabilities and stockholders' equity	$35,620	$33,231

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2018	% Total	2017	$ Change	%
BILLINGS BY MARKET:
Professional	$3,828	30.7%	$3,355	$473	14.1%
Retail	4,152	33.3%	2,581	1,571	60.9%
Home Health Care	2,161	17.3%	2,114	47	2.2%
Pharmaceutical Manufacturer	842	6.8%	1,467	(625)	(42.6)%
Assisted Living	620	5.0%	621	(1)	(0.2)%
Government	543	4.3%	410	133	32.4%
Environmental	78	0.6%	337	(259)	(76.9)%
Other	249	2.0%	186	63	33.9%
Subtotal	$12,473	100.0%	$11,071	$1,402	12.7%
GAAP Adjustment *	(79)		48	(127)
Revenue Reported	$12,394		$11,119	$1,275	11.5%

	Six-Months Ended December 31,
	2018	% Total	2017	$ Change	%
BILLINGS BY MARKET:
Professional	$7,502	32.9%	$6,456	$1,046	16.2%
Retail	6,412	28.2%	3,981	2,431	61.1%
Home Health Care	4,088	17.9%	4,115	(27)	(0.7)%
Pharmaceutical Manufacturer	1,650	7.2%	2,999	(1,349)	(45.0)%
Assisted Living	1,265	5.6%	1,225	40	3.3%
Government	1,140	5.0%	964	176	18.3%
Environmental	181	0.8%	771	(590)	(76.5)%
Other	539	2.4%	404	135	33.4%
Subtotal	$22,777	100.0%	$20,915	$1,862	8.9%
GAAP Adjustment*	(90)		(113)	23
Revenue Reported	$22,687		$20,802	$1,885	9.1%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded. Most of the difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as Contract Liability.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2018	% Total	2017*	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$8,118	65.1%	$6,748	$1,370	20.3%
Route-Based Pickup	2,078	16.7%	1,830	248	13.6%
Unused Medications	1,350	10.8%	1,317	33	2.5%
Third Party Treatment	78	0.6%	337	(259)	(76.9)%
Other	849	6.8%	839	10	1.2%
Total Billings By Solution	$12,473	100.0%	$11,071	$1,402	12.7%

	Six-Months Ended December 31,
	2018	% Total	2017*	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$13,736	60.3%	$12,374	$1,362	11.0%
Route-Based Pickup	4,206	18.5%	3,591	615	17.1%
Unused Medications	2,989	13.1%	2,489	500	20.1%
Third Party Treatment	180	0.8%	771	(591)	(76.7)%
Other	1,666	7.3%	1,690	(24)	(1.4)%
Total Billings By Solution	$22,777	100.0%	$20,915	$1,862	8.9%

*Certain prior year amounts have been reclassified to conform to current year presentation.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2018	% Total	2017	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$6,828	54.7%	$6,140	$688	11.2%
Distributors	3,703	29.7%	3,319	384	11.6%
Inside and Online Sales	1,942	15.6%	1,612	330	20.5%
Total Billings By Channel	$12,473	100.0%	$11,071	$1,402	12.7%

	Six-Months Ended December 31,
	2018	% Total	2017	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$11,453	50.3%	$11,468	$(15)	(0.1)%
Distributors	7,060	31.0%	6,087	973	16.0%
Inside and Online Sales	4,264	18.7%	3,360	904	26.9%
Total Billings By Channel	$22,777	100.0%	$20,915	$1,862	8.9%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net Income	$779	$156	$849	$231

Income tax expense (benefit)	33	(67)	70	(60)
Interest expense, net	15	18	33	37
Depreciation and amortization	416	394	807	784

EBITDA	$1,243	$501	$1,759	$992

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income, plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.